For Immediate Release

Contacts:
Tracy Staniland	Peter Cauley	Paul Sharpe
Director of Marketing	Chief Financial Officer	Sales Manager
DataMirror Corporation	DataMirror Corporation	Classic Blue
905-415-0310 ext. 274	905-415-0310 ext. 271	02 9432 3108
tstaniland@datamirror.com	pcauley@datamirror.com	sharpe@classicblue.com.au

Classic Blue Computers to Support DataMirror
Real-time Solutions in Australia

Reseller Agreement Strengthens DataMirror's Presence in Asia Pacific

MARKHAM, CANADA - (September 23, 2003) - DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced that it has signed a reseller agreement with Classic Blue Computers Pty Ltd., a leading Australian solution provider with locations in Sydney, Melbourne, Brisbane and Adelaide. Classic Blue's network of technology professionals will market DataMirror iCluster™ and Transformation Server™ software to customers throughout Australia.

Providing a broad range of products from major computer vendors, Classic Blue Computers' expertise extends from high-end servers and workstations to peripherals and accessories. Accredited as an IBM Business Partner, Classic Blue offers one of the largest ranges of IBM products in Australia. Offering high quality systems including the eServer iSeries (AS/400), pSeries (RS/6000), and xSeries (Netfinity), Classic Blue Computers provides solutions for virtually every business and IT requirement.

"Firms today are focused on building resilient infrastructures that support timely access to actionable business information, and the movement and synchronization of data," said Adrian Bogatez, Managing Director, Classic Blue. "DataMirror's innovative software solutions complement our existing infrastructure offerings, particularly in the areas of data replication, business continuity and disaster recovery."

"Classic Blue's broad industry expertise, together with DataMirror's cost-effective data integration and high availability solutions, will help customers meet tight budget constraints, maximize their investment in multi-platform computing environments, and continue to meet their requirements for continuous 24/7 business operations," said Stewart Ritchie, Vice President, Sales, Americas and Asia Pacific, DataMirror.

A number of organizations and multinational companies in the Asia Pacific region have already adopted DataMirror's LiveBusiness™ solutions. Current DataMirror customers in Australia include: the Australian Bureau of Statistics, Charles Sturt University, Fisher and Paykel, Griffith University, Heinz Wattie's, Nestle, Queensland University of Technology, Toys 'R' Us, Viking Office Products and WesTrac Equipment.

"Adding strong partners in the region, such as Classic Blue, is evidence of our commitment to delivering the most advanced real-time data integration and high availability solutions to customers in the Asia Pacific region, specifically those in Australia," added Ritchie.

About DataMirror LiveBusiness Solutions

DataMirror Transformation Server software saves businesses time and resources by providing programming-free data integration across all computers in an enterprise. Transformation Server extends extract, transform and load functionality by allowing companies to capture, transform and flow corporate and customer data bi-directionally and in real-time between DB2 UDB, Microsoft SQL Server, Oracle, Sybase and XML across multiple computing platforms.

DataMirror's complementary iCluster solution helps businesses run more smoothly and effectively by providing superior system uptime and availability in clustered iSeries environments. iCluster captures iSeries objects and database transactions from primary systems and mirrors them in realtime to one or more recovery iSeries systems. It can detect primary system failure and invoke operational switching for continuous operations.

About Classic Blue

Classic Blue is a leading IT&T Outsource Infrastructure Services provider and Systems Integrator, offering Australian corporate and Government departments a level of technology solutions, recovery and continuity services second to none. Established in 1990, Classic Blue has grown to become a dynamic leader in its field, stretching across Adelaide, Brisbane, Melbourne and Sydney. For more information, please visit www.classicblue.com.au.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror's comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business. Over 1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B'Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices worldwide. For more information, visit www.datamirror.com. # # #

"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright © 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, iCluster, Transformation Server and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.